EXHIBITS TO BE FILED BY EDGAR


ITEM 16. EXHIBITS.

4-D         -     Form of Supplemental Indenture for the First Mortgage Bonds.

5-A         -     Opinion of Berlack, Israels & Liberman LLP.

5-B         -     Opinion of Ryan, Russell, Ogden & Seltzer LLP.

5-C         -     Opinion of Richards, Layton & Finger, P.A.

12-C        -     Statement Showing  Computation of Ratio of Earnings to Fixed
                  Charges and Statement Showing Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the twelve months ended September 30, 1998.

24-A        -     Power of Attorney of B. L. Levy.

26-A        -     Form of Invitation for Competitive Proposals for the Senior
                  Notes.

26-B        -     Form of Statement of Terms and Conditions Relating to the
                  Proposals for the Senior Notes.

26-C        -     Form of Proposal for the Senior Notes.